User Agreement

Tips for Wunong Mall User Agreement

Dear Wunong Mall users: In order to give you better experience during using Wunong Mall services, we updated the Wunong Mall User Agreement. Please carefully read the Wunong Mall User Agreement (especially the underlined and bold content). If you have any questions while reading, please feel free to contact our customer service for consultation.

Wunong Mall User Agreement

The Registration Agreement of Wunong Mall Users (hereinafter referred to as this “Agreement”) is entered by and between you and Wunong Technology (Shenzhen) Co., Ltd., i.e. the provider of Wunong’s service. This Agreement is binding upon both parties. Please do read carefully and fully understand the contents of the terms, especially those exempting or restricting Wunong’s liability (hereinafter referred to as the “exemption terms”), restricting users’ rights (hereinafter referred to as the “restrictive terms”), negotiating dispute resolution and jurisdiction, and separate agreements opening or using certain services. The aforementioned exemption, restrictive and dispute resolution and jurisdiction terms may be bold, colored or otherwise, including but not limited to Article 2, Article 5, Article 6, Article 7 and other relevant terms herein, to reasonably remind you that your confirmation of these terms may lead to your passivity, inconvenience and loss in specific circumstances, so please read again the aforementioned terms before confirming to agree on this Agreement or using Wunong Mall service. Both parties confirm that the aforementioned terms do not fall within the clause stipulated in Article 40 of the Contract Law of the People’s Republic of China that exempts the other party from liability, aggravates the other party’s liability and excludes the other party’s main rights, and agree on the legality and validity of such terms.

Unless you have read and accepted all the terms of this Agreement, you are not entitled to use the services provided by Wunong Mall. If you have any comments or suggestions on this Agreement or the service of Wunong Mall, you can contact the customer service department of Wunong Mall, and we will give you necessary help. If you click agree, accept or next step, or register and use the service of Wunong Mall, you will be deemed to have read and agreed to sign this Agreement. After you confirm all the service terms and complete the registration procedure, it will be deemed that you have confirmed and accepted all the service terms, rules, etc. of Wunong and, meanwhile, become an official user of Wunong. This Agreement is concluded between and binding upon you and Wunong.

I. Definition

1. This Agreement refers to the text of this Agreement and various agreements, policies, rules, etc. as amended that have been published by Wunong and come into force. The aforementioned contents shall come into force on the 7th day from the formal announcement, which is an integral part of this Agreement.

2. Wunong Service Provider refers to the owner of the website and Wunong Technology (Shenzhen) Co., Ltd. providing services to you (hereinafter referred to as “Wunong Mall”).

3. Wunong refers to the general name of the mall operated by Wunong Mall, including Web Mall (www.wnw108.com), Mobile Terminal Mall (Wunong APP), HTML5 Mall (H5 Mall) and other forms of websites, clients, and related procedures; Wunong may be available in the form of software; in this case, Wunong also includes the relevant software and related documents.

4. You, also known as “user”, refers to the natural person who uses Wunong service.

5. Data refers to all kinds of data generated by the server in the process of using the Wunong Mall, including but not limited to the behavior log, purchase log and other types of data.

6. Notices refers to various notices that Wunong sends to you based on one or more of the real and effective contact information (including your e-mail, contact telephone, and contact address) provided by you.

The account generated when you register with Wunong as a user for the purpose of receiving in-mall information, system information and other information will also be one of your effective contact methods.

7. The title to the products you so order from Wunong are transferred to you by the end of the 7th day upon your receipt of the products (the receipt date excepted). Upon receipt of the ordered products, if any of the following circumstances occurs, Wunong will be responsible for repairs, replacements, and returns, and making compensation if any losses arises out thereof or in connection therewith, including non-compliance with intended functions without any prior explanations, non-compliance with the standard set forth on the products or its packaging, and non-compliance with quality indicated in the product introduction and samples.

8. You shall have the right to return the products so ordered from Wunong without any reason within 7 days of receipt of the products (receipt date excepted).

9. Should you encounter any issue when you place an order with Wunong, including our sale behavior, product and after-sale service, you can bring up your complaints to us via our public complaint system.

10. You may invite, introduce, or recommend any other third party to make purchases with Wunong, and upon Wunong’s verification, Wunong will pay you a 2% commission for any products so ordered by such purchasers within 10 days upon receipt of the payments from such purchasers.

II. Confirmation and Acceptance of Terms of Service

1. The ownership and operation rights of the electronic services of Wunong are vested in Wunong Mall. After you read and agree to all the terms and conditions of this Agreement and complete the registration procedure in accordance with page prompts, you will be deemed to have fully read, understood and accepted all the contents of this Agreement and become a user of Wunong. You hereby confirm that the terms of this Agreement are the contract for dealing with the rights and obligations of both parties and remain valid. If there are other mandatory provisions in the law or special agreements between both parties, such provisions or agreements shall prevail.

2. User registration refers to your act of registering with Wunong, filling in relevant information as required and confirming to implement relevant user agreement. If you click agree on this Agreement, you will be deemed to confirm that you have the corresponding rights and capacity to enjoy the Wunong service, place orders and purchase goods, and that you can independently assume legal responsibilities.

3. You shall bear all taxes incurred as a result of the transaction and the acquisition of paid services on Wunong.

4. Wunong users must be natural persons with full civil capacity and be registered by means of registration that meets the requirements of Wunong and national laws and regulations. Where any registered user is a person without civil capacity, a person with limited civil capacity, or other natural persons with incomplete civil capacity, improper registration methods are used during registration (including but not limited to using virtual numbers generated through unconventional channels) or to register as Wunong users is for the purpose of seeking improper interests, or any registered user engages in transactions with Wunong beyond the scope of their civil rights or capacity, the service terms with Wunong is invalid from the beginning, and once found, Wunong has the right to immediately stop trading with the user, deregister the user, and hold him liable for all legal liability for using the Wunong services.

5. You should abide by all applicable Chinese laws, regulations, rules and local regulations when using the Wunong services. You must also read and ensure that you comply with this Agreement and all other published and effective provisions and rules incorporated in this Agreement.

III. Wunong Services

1. Wunong provides you with Internet information and other services through the Internet according to law, and you have the right to use the relevant services of Wunong only if you fully read and agree with the provisions of this Agreement and other published and effective provisions and rules of Wunong.

2. You must prepare the following equipment and bear the following expenses: (1) Internet access equipment, including but not limited to computers or other Internet terminals, modems, other necessary Internet devices, etc.; (2) telephone costs, network costs and other expenses related to the service for personal Internet access; (3) selecting the software version that matches the installed terminal equipment, including but not limited to iOS, Android and other versions of applications released by Wunong Mall.

3. In order to improve the security of you using the services provided by Wunong, Wunong Mall and its affiliated companies and partners, and to protect the personal safety and property security of you, other users or the public from infringement, better prevent the security risks of phishing websites, frauds, network vulnerabilities, computer viruses, network attacks, network intrusion, and more accurately identify violations of laws and regulations or the relevant agreements and rules of Wunong and Wunong Mall, Wunong and Wunong Mall may use or integrate your membership information, transaction information, equipment information, relevant network logs and the shared information you have authorized Wunong, Wunong Mall and its affiliated companies and partners or in accordance with the law, to comprehensively identify your account and transaction risks, conduct identity verification, detect and prevent security incidents, and take necessary records, audit, analysis and disposal measures in accordance with the law.

IV. Commodity Information

Prices, quantities, inventory and other commodity information on Wunong may change at any time without special notice from Wunong. Wunong has the feature of separating information from substance under mass information and information network, thus Wunong cannot examine the information of commodities and/or services one by one and examine the quality, security and accuracy of commodities and/or services involved in the transaction one by one. You should carefully consider and judge while you are viewing commodity information and selecting products and/or services.

V. Commodity Trading

You must abide by the following clauses when buying commodities through Wunong:

1. When you purchase commodities and/or services from Wunong, please read carefully the important items such as the name, price, quantity, model, specification, size or service time, content, requirements, etc. of the commodities you purchase, and verify your contact address, telephone number, consignee and other information when placing an order. If the consignee you fill in is not yourself, you will bear the legal consequences of the consignee’s behavior and declaration of intention.

2. Your purchase behavior should be based on real consumption demand, and there should be no malicious purchasing of goods and/or services, malicious rights protection and other acts that disrupt the normal trading order of Wunong and Wunong Supermarket. Based on the necessity to maintain the order and safety of the transaction, Wunong and Wunong Supermarket may take the initiative to conduct actions such as closing relevant transaction orders when they discover the above situations.

3. If you purchase commodities from Wunong, you are obliged to complete the transaction with Wunong (except those prohibited by law or this agreement). By placing an order for a commodity, you agree to be bound by the terms of sale contained in the description of the commodity, which shall not violate the law or the provisions of this Agreement.

4. You understand and agree that the information on commodities and prices displayed by Wunong is a publication and display of transaction information. When you place an order through Wunong, you must fill in and select the quantity, price and payment method, consignee, contact information, and receiving address of the goods you intend to purchase. Wunong automatically generates order information according to the content you fill in, which takes effect after you complete the payment. You can log in at any time to the account registered with Wunong and inquire about the order status.

5. Due to market changes and various factors that can hardly be controlled with reasonable commercial efforts, there may be shortages or errors in the commodities displayed on Wunong and the commodities and/or services in your orders. We will try our best to correct and modify them in the shortest possible time. If we cannot complete the modification or correction due to our own ability, Wunong will cancel the content of the order you have confirmed and refund in time the fees you have actually paid. You should understand and agree with the inconvenience and processing arising therefrom.

6. You understand and agree that commodity prices and availability will be marked by Wunong. Each price shown includes VAT (if the tax rate changes due to the adjustment of national policies, invoices will be issued in accordance with the effective tax rate stipulated by the state).

VI. Rights and Duties of Users

1. You have the right to have a user name and password at the Wunong, and the right to use your own user name and password to log in at any time. You may not transfer or authorize others to use your own Wunong user name in any form, otherwise you shall bear all the responsibilities and consequences arising therefrom.

2. You have the right to inquire about commodity information on Wunong, publish experience of use, participate in commodity discussion, upload commodity pictures, participate in relevant activities and enjoy other information services provided by Wunong in accordance with the provisions of this Agreement and other relevant rules published by Wunong.

3. When you are involved in activities like browsing and ordering, your real name, address, contact number, email address etc. will be kept strictly confidential by Wunong and Wunong Supermarket. Unless authorized by you or otherwise stipulated by law, Wunong and Wunong Supermarket will not disclose user privacy information to the public.

4. You should ensure the authenticity, accuracy, completeness, legality, and validity of the registration information you provide. If the registration information of users changes, they should be updated in time; relevant registration information shall be updated in time when relevant information is actually changed. You guarantee that you shall not use other people’s information to register on and purchase through Wunong. If the registration information you provide or the registration method you use is illegal, untrue, inaccurate or incomplete, you shall bear the corresponding responsibility and consequences, and Wunong and Wunong Supermarket reserve the right to terminate your use of our services.

5. You should ensure that the principle of good faith is observed in the process of purchasing commodities through Wunong, and that improper actions are not taken in the process of purchasing commodities, and that the normal order of online transactions is not disturbed.

6. You have the right to freedom of expression and the right to modify and delete your comments appropriately. You are not allowed to make any remark on Wunong that contains the following:

(1) inciting, resisting or destroying the implementation of the Constitution, laws and administrative regulations;

(2) instigating subversion of the state power and overthrowing the socialist system;

(3) instigating or splitting up the country and undermining the reunification of the country;

(4) inciting national hatred and discrimination and undermining national unity;

(5) any discrimination involving race, sex, religion or regional content;

(6) fabricating or distorting facts, spreading rumors and disrupting social order;

(7) advocating feudal superstition, obscenity, pornography, gambling, violence, murder, terror and abetting crime;

(8) publicly insulting others or fabricating facts to defame others, or carrying out other malicious attacks;

(9) damaging the credibility of state organs;

(10) other violations of the Constitution, laws and administrative regulations.

You should pay attention to and abide by all kinds of legitimate compliance rules that Wunong publishes or modifies at any time.

You agree and acknowledge that Wunong and Wunong Supermarket reserve the right to delete all site contents violating any laws and policies or provisions of this agreement.

If you fail to comply with the above regulations, Wunong and Wunong supermarket have the right to make independent judgments and take measures such as suspending or closing user accounts. You shall be legally responsible for your comments and actions on the Internet.

7. In publishing your experience and discussing pictures, you shall abide by the relevant provisions of national laws and regulations in addition to provisions hereof.

8. Without the consent of Wunong and Wunong supermarket, you may not publish any form of advertisement on our website. Once found, we have the right to take measures such as suspending or closing your account.

9. If the users recommend or introduce Wunong’s products to a third party, Wunong Supermarket will give 2% of the sales amount to the users as a recommendation reward according to the invitation code or recommendation code provided by the third party, which can identify the users.

10. Wunong’s users can recommend high-quality products to Wunong platforms, which can be sold on shelves after verification by quality control system. For every successful introduction of a product to Wunong Supermarket, Wunong will give user 2% of the total national sales of the product as a commission reward, which will be settled monthly until the products are off shelves.

VII. User Behavior Standards

1. You fully understand and agree that you must be responsible for all your actions under the Wunong Account, including any content you publish and any consequence arising therefrom.

2. Except for the use of Wunong services as stipulated in this Agreement, you shall not engage in any act that infringes upon the intellectual property rights of Wunong products, or other acts that are detrimental to the legitimate rights and interests of Wunong Supermarkets, their affiliated companies or other third parties.

1. You may not engage in the following acts unless permitted by law or with the written permission of Wunong or Wunong Supermarket:

(1) Delete the copyright information on the software and its copies;

(2) Reverse engineering, reverse assembly, reverse compilation or otherwise attempt to discover the source code of the Wunong software;

(3) Scanning, exploring and testing the Wunong software to detect, discover and find the BUG or weakness that may exist in it;

(4) Copying, modifying, adding, deleting, connecting or creating any derivative works of data released into any terminal memory in the Wunong software or the software running process, interactive data between client and server during the operation of the software, and system data necessary for the operation of the software, by using plug-ins, add-ins or unauthorized third-party tools /services access software or related systems, etc.;

(5) Modifying or falsifying instructions and data in the operation of software, to increase, delete or change the functions or operational effects of software, or to operate or disseminate software and methods for the above purposes, whether for commercial purposes or not;

(7) Use, rent, lend, duplicate, modify, link, reprint, compile, publish, and bring out the contents of intellectual property rights owned by Wunong and Wunong Supermarket or set up mirror site based on these contents;

(8) Establishing mirror sites of Wunong’s software, or taking snapshots of web pages, or setting up servers to provide services exactly the same or similar to Wunong for other people;

(9) Separate any part of Wunong for exclusive use or for other use that is not in conformity with this Agreement;

(10) To use, modify or cover up the names, trademarks or other intellectual property rights of Wunong and Wunong Supermarket;

(11) Other acts that are not explicitly authorized by Wunong and Wunong Supermarket, or other acts that do not conform to this Agreement.

3. If you have any of the following actions in the process of purchasing commodities or services through Wunong, Wunong and Wunong Supermarket have the right to freeze the transaction, temporarily or permanently prohibit the login (i.e. account closure, orders banning), demote the membership level or permanently cancel the membership, delete the user account and data, and delete relevant information, etc. in accordance with this Agreement and the relevant provisions depending on the seriousness of the situation. If the circumstances are serious, the case will be handed over to the relevant administrative organs for handling and you will be investigated for criminal responsibility.

(1) By implying or pretending in some way to be an the employee or special personnel of Wunong or Wunong Supermarket and its affiliated companies in order to obtain illicit benefits or affect the rights and interests of other users;

(2) Using illegal or improper words, characters, etc. in Wunong’s comments, including in the account names;

(3) Where the order or service purchased from Wunong is for the purpose of seeking illicit interests, such as high-price reselling, which damages the legitimate rights and interests of Wunong Supermarket as the operator and disrupts the social and economic order;

(4) To obtain incentives for activities such as coupons and membership points by illegal or improper means that destroys the normal operation or rules of activities of Wunong;

(5) To disrupt the social and economic order by undermining the legitimate rights and interests of Wunong Supermarket as the operator for illegal profit-making purposes;

(6) Illegally using other people’s accounts and account assets, including bank cards, Alipay wallets, WeChat, Bestpay, account balances, coupons, points or gift cards, etc., through fraudulent or theft activities.

(7) Obtain gift cards, gift books or vouchers through abnormal channels, and use the above abnormal obtained cards to purchase products of promotion and discount from Wunong with a huge amount of money, in order to achieve the purpose of privileged purchasing;

(8) To make malicious complaints or reports through malicious acts, including, but not limited to, intentional manufacture, or substitution of commodities from other sources for commodities of Wunong, in order to achieve profit-making purposes;

(9) Repeated refusals of goods without justified reasons;

(10) To disrupt in any way or to affect the normal operation of the services of Wunong;

(11) Violating any provision of this Agreement;

(12) Other widely recognized misconduct in the industry, whether or not explicitly specified in this Agreement or other legal rules.

4. You acknowledge and agree that, because of the privacy of the order or the disappearance of the goods after they are used up, Wunong and Wunong Supermarket have the right to judge whether you have the above-mentioned violations based on your order data and abnormal performance.

5. You acknowledge and agree that, depending on the circumstances of your violations, Wunong and Wunong Supermarket may freeze the account property (account property including but not limited to account balance, coupons, member points, gift cards, etc.), freeze transaction, temporarily or permanently prohibit login (i.e. account closure, orders banning), demote membership or permanently cancel membership, delete user account number and relevant information and take other processing measures.

You acknowledge and agree that:

(1) During the transaction freeze period, your order may be cancelled several times without notice;

(2) During the period of account closure, the account balance, coupons, gift cards and other member points in your Wunong account may not be available;

(3) In case of demotion or permanent cancellation of membership, membership benefits before the demotion or cancellation, such as membership coupons and discounts, may not be obtained or available.

(4) You may be restricted from participating in marketing activities or enjoying all preferential services for regular users of Wunong (including but not limited to promotions, discounts, coupons, etc.) once you have been banned from transactions, temporarily or permanently banned from logging in (that is, banned from placing orders), demoted or permanently disqualified from membership, deleted user accounts and data, deleted relevant information and other processing measures because of your violation.

(5) If the above account balance, coupons, gift cards and other member points, membership benefits, etc. exist a certain period of validity, the period of validity may expire during the the period of account closure. After the release of your Wunong account, you will not be able to use such expired account balances, coupons, gift cards and other member points, membership benefits, etc. Accordingly, you acknowledge and agree that no legal liability will be imposed on Wunong, Wunong Supermarket and their affiliated companies for the occurrence of the above-mentioned circumstances in terms (1) and/or (2) and/or (3) and/or (4).

(6) Wunong and Wunong Supermarket may publicize information on the above-mentioned measures for dealing with breaches of contract and other illegal information confirmed by the effective legal documents of the state administrative or judicial organs on Wunong platform.

VIII. Rights and Obligations of Wunong and Wunong Supermarket

1. Wunong and Wunong Supermarket are obliged to maintain the normal operation of the entire online trading platform in the existing technology, and strive to upgrade and improve technology, so that your online trading activities can proceed smoothly.

2. Wunong shall reply promptly to the problems and issues you have encountered in registering to use the trading platform on Wunong Supermarket with respect to transactions or registrations.

3. For your improper behavior on the trading platform of Wunong Supermarket or any other situation where Wunong and Wunong Supermarket believe that the service should be terminated, Wunong and Wunong Supermarket have the right to take actions such as deleting relevant information and terminating the service at any time without your consent.

IX. Website Rules and Modifications

1. Rules Relating to Out of Stock Goods

If the goods you want to purchase are out of stock, Wunong has the right to cancel the order after communicating with you and notifying you. Wunong will make its best efforts to meet your purchase needs in the shortest possible time.

2. Mail/SMS service rules

Wunong reserves the right to inform its services, such as registering catalogues, sending order information, promotional activities and etc., by mail and short message.

3. Delivery policy

Wunong will deliver the goods to your designated delivery address. If the order is delayed or cannot be distributed due to the following circumstances, Wunong shall not be liable:

① The information you filled in is not detailed or incorrect.

② The cost and related consequences of duplicate distribution caused by unacknowledged delivery of goods;

③ You violate the distribution rules and the goods are damaged by reasons such as the characteristics of commodities and transportation conditions;

④ Material adverse changes;

⑤ Force majeure, such as natural disasters, traffic control, sudden wars, etc.

4. Return and exchange policy

Wunong and Wunong Supermarket reserve the right to interpret and restrict the return and replenishment of commodities. At the same time of placing the order, you have also agreed to the policy of returning and exchanging goods from Wunong.

5. Punishment Rules

① Wunong and Wunong Supermarket have the right to consult your registration data and purchase behavior, refund and exchange behavior, comment behavior and so forth. If any problem or suspicion arises from the registration data or purchase behavior, they also have the right to send you inquiries and notifications for correction.

② If the illegal act is confirmed by an effective legal document or administrative penalty decision of the state, or if Wunong or Wunong Supermarket have sufficient factual basis to confirm that you have violated the law or violated the service agreement, Wunong and Wunong Supermarket have the right to publish the illegal act of the users on the website in the form of online publication.

③ For the following kinds of information that you publish in Wunong, Wunong and Wunong Supermarket have the right to delete or take other restrictive measures: information for the purpose of speculating credit; information with malicious or false contents such as fraud; information unrelated to or not for the purpose of shopping online; information with factors that attempt to disrupt the normal shopping order; information that violates public interests or may seriously damage the legitimate interests of Wunong and other users.

6. Limitation of liability

Except for other restrictions and exceptions stipulated in the rules governing the use of Wunong, within the limits permitted by Chinese laws and regulations, directors, administrators employees, agents or other representatives of Wunong and Wunong Supermarket and their affiliated companies shall not be responsible for any direct, indirect, special, incidental, consequential or punitive damage caused by or related to the purchase on Wunong, or for any damage of any other nature. These exclusion and limitation clauses shall apply to the maximum extent permitted by law and remain valid after the revocation or termination of user qualification.

7. According to the changes of national laws and regulations and the operation needs of Wunong and Wunong Supermarket, Wunong Supermarket has the right to amend the terms and regulations of this agreement from time to time. The revised contents will be published by the way of announcement by Wunong and the announcement shall come into effect from the 7th day after the announcement. The revised content will take the place of the previous relevant content after it becomes effective. You should pay attention to the changes of announcements, prompts, agreements and rules of this software. You acknowledge and confirm that if you do not agree with the updated content, you shall immediately stop using this software; if you continue to use this software, you will be deemed to be aware of the changed content and agree to accept it.

X. Discontinuation and Termination of Services

1. If you propose termination of this Agreement to Wunong, the following requirements shall be met:

① Satisfying the conditions for the cancellation of accounts publicized by Wunong and through the cancellation channels provided by Wunong.

② You stop the use and express your unwillingness to accept the changes before they come into effect.

As for the way and condition of canceling your account, please refer to the Notice for Cancellation of Wunong Account. When you cancel your account voluntarily, we will make it anonymous or freeze and delete your personal information as soon as possible according to the requirements of applicable laws and regulations.

2. In the following circumstances, Wunong may notify you to terminate this Agreement:

① Your violation of the relevant provisions of this service agreement.

② You embezzling other people’s accounts, issuing prohibited information, cheating other people’s property, selling false goods, disrupting market order, and taking improper means to make profits;

③ Once the main content of the user registration data is found to be false by Wunong or Wunong Supermarket, they have the right to terminate the services provided to the users at any time;

④ When the service agreement is terminated or updated, and the user expressly refuses to accept the new service agreement;

⑤ Other situations in which Wunong and Wunong Supermarket consider necessary to terminate their services.

XI. Applicable Law and Jurisdiction

The laws of the People’s Republic of China shall apply to the conclusion, effectiveness, amendment, execution and interpretation of this Agreement and the settlement of disputes. If any dispute arises between the two parties over the content of this Agreement or its execution, the two parties shall try their best to settle it through friendly consultation. If the consultation fails, either party may bring a lawsuit to the people’s court of the place where Wunong Supermarket is located.

XII. Copyright

1. Charts, logos, page headers, button icons, text, service names and other information on the website are the property of Wunong Supermarket, which is protected by China and international intellectual property law. Without the written permission of Wunong and Wunong Supermarket, you may not use them in any way for any goods or services that are not owned by Wunong which may cause confusion among consumers or may belittle or defame Wunong Supermarket. All other trademarks that do not belong to the above-mentioned subject are the property of their own trademark holders. These holders may be associated with Wunong Supermarket or sponsored by the related companies of Wunong Supermarket. Without the written permission of Wunong, Wunong Supermarket or the owner of relevant trademark, nothing on Wunong shall be construed as permitting or otherwise granting the right to license or use the trademarks that appear on the site.

2. The comments you make on this website only represent your own views and have nothing to do with the positions of Wunong, Wunong Supermarket and their affiliated companies. You are responsible for your own comments. Wunong has the right to use the user experiences, discussions or pictures of commodities published on its website for its own purposes or to use them for other purposes in cooperation with others, including but not limited to websites, electronic magazines, magazines, publications, etc. When using them, they should demonstrate commentators’ names, among which the names indicated in the comments shall prevail.

XIII. Non-undertaking Guarantee and Limitation of Liability

1. You understand and agree that in dispute mediation service or customer service communication, the customer service and related staff of Wunong are not professionals. They can only judge the vouchers and materials submitted by users from the common people’s perception. Therefore, in addition to intentional or gross negligence, the mediation party shall waive its responsibility for the dispute settlement.

2. Wunong fulfills its basic safeguard obligations in accordance with the provisions of law, but it shall not bear corresponding liabilities for breach of contract in cases of obstacles to contract performance, flaws in performance, delays in performance or changes in content of performance caused by the following reasons:

(1) Force majeure factors such as natural disasters, strikes, riots, wars, government actions and judicial administrative orders;

(2) Public service or third-party factors such as power supply failure, communication network failure, etc.

(3) Under management by Wunong with good faith, due to conventional or emergency equipment and system maintenance, equipment and system failure, network information and data security, product supply problems and other factors.

3. Unless otherwise clearly stated in writing, all information, content, materials, commodities (including software) and services contained in Wunong and Wunong catalogues and their contents, or provided by other means to users through Wunong, are provided by Wunong Supermarket on the basis of “as-is” and “as existing”.

4. Unless otherwise expressly stated in writing, Wunong Supermarket shall not make any express or implied declaration or guarantee in any form (except in accordance with the laws of the People’s Republic of China) for the operation of Wunong and the information, contents, materials, commodities (including software) or services contained therein, and you explicitly agree to bear the above risks and use Wunong.

5. To the maximum extent permitted by applicable law, Wunong Supermarket does not undertake any express or implied guarantee, including but not limited to, implied guarantees for marketability and satisfaction of a particular purpose. Wunong Supermarket does not guarantee that all information, content, materials, goods (including software) and services, servers or e-mail sent from Wunong are free of viruses or other harmful ingredients. Unless otherwise expressly stated in writing, Wunong Supermarket shall not be liable for any damage (including but not limited to direct, indirect or incidental punitive and consequential damages) caused by the use of Wunong or by all information, contents, materials, commodities (including software) and services provided to users by Wunong, or by the purchase and use of the goods from Wunong (unless otherwise liable under the laws of the People’s Republic of China).

XIV. Privacy

1. You acknowledge and agree, when a user joins Wunong as a user and a member, the user provides personal registration information according to Wunong’s requirements; when the user uses Wunong’s services, participates in Wunong’s activities or visits the Wunong Supermarket’s page, Wunong and Wunong Supermarket automatically receive and record the server values on the user’s browser, including but not limited to data such as IP address and web page records that the user requests to access.

2. You acknowledge and agree that Wunong and Wunong Supermarket collect relevant user shopping data on Wunong, including but not limited to data related to shopping, uploading pictures, publishing the experience of using commodities or leaving messages.

3. You acknowledge and agree that Wunong or Wunong supermarket obtain the personal data from their business partners through legal channels.

4. Information use:

① Wunong and Wunong Supermarket will not sell or lend users’ personal information to anyone unless the users’ permission is obtained in advance.

② Wunong and Wunong Supermarket shall not allow any third party to collect, edit, sell or disseminate users’ personal information by any means. If any user engages in the above activities, once it is found, Wunong and Wunong Supermarket have the right to terminate the service agreement with the user immediately and close its account at the same time.

5. To serve users and improve our products or services in order to provide users with more information display, search and trading services that meet their personalized needs, Wunong may provide services to users by using users’ personal information, including but not limited to displaying, pushing or sending goods and services information and promotional activities in the form of e-mail and short message to users, or share information with Wunong and Wunong Supermarket’s partners, so that they can send users their goods and services information and marketing information, etc.

6. Information disclosure; User’s personal information will be disclosed in part or in whole in the following circumstances:

① Disclosure to third parties with the consent of users;

② If the user is a qualified intellectual property complainant and has submitted a complaint, it shall be disclosed to the respondent at the request of the respondent so that both parties can handle possible rights disputes;

③ Disclosure to third parties or administrative or judicial bodies in accordance with the relevant provisions of the law or the requirements of administrative or judicial bodies;

④ Disclosure to a third party is needed because users violate relevant Chinese laws or website policies;

⑤ In order to provide the goods and services required by the users, it is necessary to share the personal information of the users with a third party.

⑥ Other disclosure Wunong and Wunong Supermarket deem appropriate in accordance with laws or website policies.

7. Information security:

① Please properly manage the user’s account and password information; when shopping online with Wunong services, please protect your personal information properly and provide it to others only when necessary;

② If the user finds that his personal information is leaked, especially the Wunong account and password or the withdrawal password is leaked, please contact Wunong customer service immediately so that Wunong can take corresponding measures.

8. Wunong hopes to give you a clear introduction of the way in which Wunong deals with your personal information through the privacy policy. Therefore, it is recommended to read the Wunong Privacy Policy completely to help you better protect your privacy.

XV. Miscellaneous

1. This agreement will remain valid for the user until the user cancels his account or his account is canceled, and stops all use of Wunong’s services. However, the rights and obligations that have already arisen between Wunong and Wunong Supermarket and users remain binding on both parties.

2. Wunong Supermarket will, according to the characteristics of the service content provided to users, require users to comply with specific conditions and terms when registering relevant services provided by Wunong. If there are any inconsistencies between the specific conditions and terms and the above service terms, the specific conditions and terms shall prevail.

3. If any provision of this agreement is wholly or partially invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and binding.

4 The title and serial number of this Agreement are set for the convenience of reading and do not affect the actual meaning and effectiveness of the clause.

5. This Agreement is signed in Pinggu District, Beijing, People’s Republic of China.

6. The establishment, effectiveness, performance, interpretation and dispute settlement of this Agreement shall be governed by the laws of the mainland of the People’s Republic of China (excluding the Conflict Law).

7. This Agreement shall enter into force from the day of its promulgation and application and shall remain in force until the publication of the updated version.

8. Wunong Supermarket has the right to interpret and amend this Agreement and the rules and policies published by Wunong to the maximum extent permitted by law.

9. In order to provide better services, Wunong Supermarket has the right to change this agreement according to its operation and necessity. The changed agreement will be published through Wunong in advance by way of announcement. The changed agreement shall come into effect from the 7th day after the announcement. You can refer to the latest version of the terms of the agreement on the relevant pages of Wunong. If you continue to use Wunong Services after the terms of this Agreement have been changed, you will be deemed to have accepted the changed Agreement. If you cannot agree to the changed Agreement, you have the right to stop using the relevant services and cancel the account.

10. If you click the “Read and Agree” button below this Agreement, you will be deemed to have fully accepted this Agreement. Before clicking, please confirm that you know and fully understand the whole content of this Agreement.

Note: The date of this updated edition of the Wunong Supermarket User Agreement is Dec. 20, 2018. It will be publicized on the same day through Wunong and come into effect on the 7th day after the publication, that is, December 27, 2018. During the publication period, if you think the updated Wunong Supermarket User Agreement is more beneficial to you, we agree to apply the new Wunong Supermarket User Agreement to both parties.

Effective date of this Version: December 27, 2018